Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202584

Pricing Supplement dated October 26, 2016 (To Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$3,750,000 Contingent Coupon Autocallable Equity Linked Notes due October 31, 2018 Linked to the Lowest Performing of the Common Stock of Apple Inc., Cisco Systems, Inc., and The Walt Disney Company

We, Canadian Imperial Bank of Commerce (the “Bank” or “CIBC”), are offering $3,750,000 aggregate principal amount of our Contingent Coupon Autocallable Equity Linked Notes due October 31, 2018 Linked to the Lowest Performing of the Common Stock of Apple Inc., Cisco Systems, Inc., and The Walt Disney Company (CUSIP 13605WBW0 / ISIN US13605WBW01) (the “Notes”). The Notes are senior unsecured debt securities of Canadian Imperial Bank of Commerce that do not pay interest at a specified rate, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described in this pricing supplement. Whether the Notes pay a quarterly contingent coupon, whether the Notes are automatically called prior to maturity and, if they are not automatically called, whether you are repaid the principal amount of your Notes at maturity will depend in each case upon the Closing Price of the Lowest Performing of the Common Stock of Apple Inc., Cisco Systems, Inc., and The Walt Disney Company (each a “Reference Asset” and together the “Reference Assets”) on the relevant Valuation Date. The Lowest Performing Reference Asset on any Valuation Date is the Reference Asset that has the lowest Closing Price on that Valuation Date as a percentage of its Initial Price.

The Notes provide quarterly Contingent Coupon Payments at a rate of 2.50% (10.00% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Price of the Lowest Performing Reference Asset on the applicable quarterly Valuation Date is greater than or equal to its Coupon Barrier Price. However, if the Closing Price of the Lowest Performing Reference Asset on a Valuation Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment for the relevant quarter. If the Closing Price of the Lowest Performing Reference Asset is less than Coupon Barrier Price on every Valuation Date, you will not receive any Contingent Coupon Payments throughout the entire term of the Notes.

The amount that you will be paid on your Notes at maturity will depend on the performance of the Reference Assets and will be calculated as follows:

●	If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Price: (i) the Principal Amount plus (ii) the Contingent Coupon Payment, if applicable.

●	If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than the Principal Barrier Price: (A) the Principal Amount plus (B) the Principal Amount multiplied by the Percentage Change, subject to a minimum Payment at Maturity of $10.00 per Note.

If the Closing Price of the Lowest Performing Reference Asset on any quarterly Valuation Date other than the Final Valuation Date is greater than or equal to its Initial Price, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the Reference Assets, subject to any return previously realized in the form of Contingent Coupon Payments. Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. You will not benefit in any way from the performance of the better performing Reference Assets. Therefore, you will be adversely affected if any Reference Asset performs poorly, even if the other Reference Assets perform favorably.

You will not participate in any appreciation of any of the Reference Assets. The Notes do not constitute a direct investment in any of the Reference Assets. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of the Reference Assets, and will not have any rights as a shareholder of the issuer of any of the Reference Assets including, without limitation, any voting rights or rights to receive dividends or other distributions.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the Notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Risk Factors” sections in this pricing supplement and the accompanying Prospectus Supplement and Prospectus.

	Per Note	Total
Price to public	100.00%	$3,750,000.00
Underwriting discounts and commissions	3.25%	$121,875.00
Proceeds to CIBC (1)	96.75%	$3,628,125.00

(1)	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

The estimated value of the Notes on the Trade Date as determined by the Bank is approximately $962.30 per $1,000.00 Principal Amount of the Notes which is less than the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information. The difference between the estimated values of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about October 31, 2016 against payment in immediately available funds.

Janney Montgomery Scott

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202584

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated April 30, 2015 (the “Prospectus”) and the Prospectus Supplement dated April 30, 2015 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and Janney Montgomery Scott (“JMS”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and JMS is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of JMS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015 filed with the SEC on April 30, 2015: http://www.sec.gov/Archives/edgar/data/1045520/000119312515161379/d916405d424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated April 30, 2015 and the Prospectus dated April 30, 2015, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)

Type of Note:	Contingent Coupon Autocallable Equity Linked Notes due October 31, 2018 Linked to the Lowest Performing of the Common Stock of Apple Inc., Cisco Systems, Inc., and The Walt Disney Company (each a “Reference Asset” and together the “Reference Assets”)

CUSIP/ISIN:	CUSIP: 13605WBW0 / ISIN: US13605WBW01

Minimum Investment:	$1,000 (one Note)

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Principal Amount:	$1,000 per Note

Aggregate Principal Amount of Notes:	$3,750,000

Currency:	U.S. Dollars

Trade Date:	October 26, 2016

Original Issue Date:	October 31, 2016 (the 3rd scheduled Business Day after the Trade Date)

Initial Price:

•       With respect to the Common Stock of Apple Inc.: $115.59, its Closing Price on the Trade Date.

•       With respect to the Common Stock of Cisco Systems, Inc.: $30.55, its Closing Price on the Trade Date.

•       With respect to the Common Stock of The Walt Disney Company: $93.49, its Closing Price on the Trade Date.

On each Contingent Coupon Payment Date, you will receive payment at a per annum rate equal to the Contingent Coupon Rate (a “Contingent Coupon Payment”) if, and only if, the Closing Price of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.

Contingent Coupon Payment:	If the Closing Price of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date. If the Closing Price of the Lowest Performing Reference Asset is less than its Coupon Barrier Price on all quarterly Valuation Dates, you will not receive any Contingent Coupon Payments over the term of the Notes.

Each quarterly Contingent Coupon Payment, if any, will be calculated per Note as follows: $1,000 x contingent coupon rate x (90/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

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Coupon Barrier Price:

The “Coupon Barrier Price” for each Reference Asset is:

•       With respect to the Common Stock of Apple Inc.: $80.91 (70% of its Initial Price).

•       With respect to the Common Stock of Cisco Systems, Inc.: $21.39 (70% of its Initial Price).

•       With respect to the Common Stock of The Walt Disney Company: $65.44 (70% of its Initial Price).

Contingent Coupon Payment Dates:	Each January 31, April 30, July 31 and October 31, commencing on January 31, 2017 and ending on the Maturity Date (the Maturity Date being the Contingent Coupon Payment Date with respect to the Final Valuation Date) or if such day is not a Business Day, the immediately preceding Business Day.

Contingent Coupon Rate:	10.00% per annum (2.50% payable quarterly in arrears).

Valuation Dates:

A “Valuation Date” means the date three scheduled Trading Days prior to the related Contingent Coupon Payment Date, except that the Valuation Date immediately preceding the Maturity Date, which we refer to as the “Final Valuation Date,” shall be the third scheduled Trading Day prior to the Maturity Date.

The Valuation Dates may be delayed by the occurrence of a Market Disruption Event (as defined below). See “Certain Terms of the Notes—Market Disruption Events”.

Trading Day:	A “Trading Day” means a day on which the principal trading market for each of the Reference Assets is open for trading.

Lowest Performing Reference Asset:	On any Valuation Date, the “Lowest Performing Reference Asset” is the Reference Asset that has the lowest Closing Price on that date as a percentage of its Initial Price.

Call Feature:

If the Closing Price of the Lowest Performing Reference Asset on any Valuation Date other than the Final Valuation Date is greater than or equal to its Initial Price, we will automatically call the Notes and pay you on the applicable Call Payment Date your initial investment of $1,000.00 per Note plus the applicable Contingent Coupon Payment for that Valuation Date and no further amounts will be owed to you.

If the Notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the Notes after such Call Payment Date. You will not receive any notice from us if the Notes are automatically called.

Call Payment Date:

A “Call Payment Date” means the Contingent Coupon Payment Date following the relevant Valuation Date.

The Call Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Maturity Date:

October 31, 2018. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a Market Disruption Event as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

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Payment at Maturity:

The Payment at Maturity will be based on the performance of the Lowest Performing Reference Asset on the Final Valuation Date and will be calculated as follows:

•       If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than or equal to its Principal Barrier Price and the Notes have not been called, then the Payment at Maturity will equal:

Principal Amount + Contingent Coupon Payment for the Maturity Date, if applicable

•       If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change),

subject to a minimum Payment at Maturity of $10.00 per Note.

If the Final Price is less than the Principal Barrier Price, you will suffer a loss of a portion of the Principal Amount in an amount equal to the Percentage Change, subject to a minimum Payment at Maturity of $10.00 per Note. Accordingly, you could lose up to 99% of your initial investment, subject to any return realized in the form of Contingent Coupon Payments.

Final Price:	The “Final Price” of each Reference Asset will be the Closing Price of such Reference Asset on the Final Valuation Date.

Closing Price

For any date of determination, the “Closing Price” of each Reference Asset will be the closing price of such Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date,” “Certain Terms of the Notes—Market Disruption Events” and “Appointment of Independent Calculation Experts.”

The applicable Bloomberg pages for the Notes as of the date of this pricing supplement are:

•       AAPL US <Equity>;

•       CSCO US <Equity>; and

•       DIS US <Equity>.

Percentage Change:

The “Percentage Change”, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows for the Lowest Performing Reference Asset:

Final Price – Initial Price

Initial Price

For the avoidance of doubt, the Percentage Change may be a negative value.

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Principal Barrier Price:

The “Principal Barrier Price” for each Reference Asset is:

•       With respect to the Common Stock of Apple Inc.: $69.35 (60% of its Initial Price).

•       With respect to the Common Stock of Cisco Systems, Inc.: $18.33 (60% of its Initial Price).

•       With respect to the Common Stock of The Walt Disney Company: $50.09 (60% of its Initial Price).

Principal at Risk:	You will lose a substantial portion of your initial investment at maturity if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is below its Principal Barrier Price.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Clearance and Settlement:	We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

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Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 99% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

●	You seek an investment with contingent quarterly coupon payments at a rate of 2.50% (10.00% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Price of the Lowest Performing Reference Asset on the applicable Valuation Date is greater than or equal to its Coupon Barrier Price.
●	You understand that if the Closing Price of the Lowest Performing Reference Asset on the Final Valuation Date has declined below its Principal Barrier Price, you will be fully exposed to the decline in such Lowest Performing Reference Asset from its Initial Price and will lose more than 40%, and possibly up to 99%, of the Principal Amount at maturity.
●	You are willing to accept the risk that you may not receive any Contingent Coupon Payment on one or more, or any, quarterly Contingent Coupon Payment Dates over the term of the Notes and may lose up to 99% of the Principal Amount of the Notes at maturity.
●	You understand that the Notes may be automatically called prior to maturity and that the term of the Notes may be as short as approximately three months.
●	You understand that the return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date and that you will not benefit in any way from the performance of the better performing Reference Assets.
●	You understand that the Notes are riskier than alternative investments linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset.
●	You understand and are willing to accept the full downside risks of each Reference Asset.
●	You are willing to forgo participation in any appreciation of any Reference Asset and dividends or other distributions thereon.
●	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

●	You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.
●	You are unwilling to accept the risk that the Closing Price of the Lowest Performing Reference Asset on the Final Valuation Day may decline by more than 40% from its Initial Price.
●	You seek exposure to the upside performance of any or each Reference Asset.
●	You require full payment of the principal amount of the Notes at maturity.
●	You are unwilling to purchase Notes with an estimated value as of the Pricing Date that is lower than the principal amount.
●	You seek certainty of current income over the term of the Notes.
●	You seek exposure to a basket composed of each Reference Asset or a similar investment in which the overall return is based on a blend of the performances of the Reference Assets, rather than solely on the Lowest Performing Reference Asset.
●	You seek a security with a fixed term.
●	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 99% of your initial investment.
●	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payments of Principal and Interest

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the immediately preceding Business Day (“Modified Business Day Convention”).

We describe payments as being based on a “day count fraction” of “30/360, unadjusted, Modified Business Day Convention.” This means that the number of days in each Contingent Coupon Payment period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Contingent Coupon Payment period will not be adjusted if a Contingent Coupon Payment Date falls on a day that is not a Business Day (“unadjusted”).

If any Contingent Coupon Payment Date or Call Payment Date falls on a day that is not a Business Day (including any Contingent Coupon Payment Date that is also the Maturity Date), the relevant Contingent Coupon Payment or Call Payment Date will be made on the immediately preceding Business Day under the Modified Business Day Convention.

Unavailability of the Level of the Reference Assets on a Valuation Date

If any Reference Asset’s listing is withdrawn from the principal national securities exchange on which it is listed for trading and such Reference Asset is not listed on any national exchange, or trading on such Reference Asset is terminated on or prior to any Valuation Date, then the Closing Price for such Reference Asset on that date will be determined by the Calculation Agent. In determining the Closing Price for such Reference Asset on that date, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

Market Disruption Events

If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on any scheduled Valuation Date, then such Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Valuation Date, the Closing Price of each Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of one or more Reference Asset on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price of each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. No interest will accrue as a result of delayed payment.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Reference Assets:

●	a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;
●	any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

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●	the closure on any day of the primary market for that security on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;
●	any scheduled Trading Day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or
●	any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” below.

Anti-Dilution Adjustments Relating to the Reference Assets

If any of the dilution events described below occurs with respect to any of the Reference Assets, the Calculation Agent will adjust the Initial Price, Coupon Barrier Price and Principal Barrier Price for such Reference Asset.

The Calculation Agent will adjust the relevant Initial Price, Coupon Barrier Price and Principal Barrier Price as described below, but only if an event below under this section occurs with respect to one of the Reference Assets and only if the relevant event occurs during the period described under the applicable subsection. The respective Initial Price, Coupon Barrier Price and Principal Barrier Price will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect a Reference Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Price, Coupon Barrier Price and Principal Barrier Price of a particular Reference Asset, the Calculation Agent will adjust that Initial Price, Coupon Barrier Price and Principal Barrier Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price, Coupon Barrier Price and Principal Barrier Price for the first event, the Calculation Agent will adjust the Initial Price, Coupon Barrier Price and Principal Barrier Price for the second event, applying the required adjustment to the Initial Price, Coupon Barrier Price and Principal Barrier Price as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event. The Calculation Agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If one of the Reference Assets is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust the Initial Price, Coupon Barrier Price and Principal Barrier Price of such Reference Asset by dividing its prior Initial Price, Coupon Barrier Price, and Principal Barrier Price —that is, the Initial Price, Coupon Barrier Price, and Principal Barrier Price before the stock split or stock dividend—by the number equal to: (1) the number of shares of such Reference Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately before the stock split or stock dividend becomes effective. The Initial Price, Coupon Barrier Price and Principal Barrier Price will not be adjusted, however, unless:

●	in the case of a stock split, the first day on which such Reference Asset trades without the right to receive the stock split occurs after the pricing date and on or before the applicable Valuation Date; or

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●	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date.

The ex-dividend date for any dividend or other distribution with respect to such Reference Asset is the first day on which such Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If one of the Reference Assets is subject to a reverse stock split, then the Calculation Agent will adjust the Initial Price, Coupon Barrier Price and Principal Barrier Price of such Reference Asset by multiplying its prior Initial Price, Coupon Barrier Price and Principal Barrier Price by a number equal to: (1) the number of shares of such Reference Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately after the reverse stock split becomes effective. The Initial Price, Coupon Barrier Price and Principal Barrier Price will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable Valuation Date.

Extraordinary Dividends

Any distribution or dividend on one of the Reference Assets determined by the Calculation Agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to one of the Reference Assets, the Calculation Agent will adjust the Initial Price, Coupon Barrier Price and Principal Barrier Price of such Reference Asset to equal the product of: (1) its prior Initial Price, Coupon Barrier Price and Principal Barrier Price, times (2) a fraction, the numerator of which is the amount by which the closing price of such Reference Asset on the Business Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of such Reference Asset on the Business Day before the ex-dividend date. The Initial Price, Coupon Barrier Price and Principal Barrier Price will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date.

The extraordinary dividend amount with respect to an extraordinary dividend for such Reference Asset equals:

●	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Reference Asset; or

●	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on one of the Reference Assets that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to its Initial Price, Coupon Barrier Price and Principal Barrier Price only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of one of the Reference Assets issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than the closing price of such Reference Asset on the Business Day before the ex-dividend date for the issuance, then the Initial

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Price, Coupon Barrier Price and Principal Barrier Price of such Reference Asset will be adjusted by multiplying the prior Initial Price, Coupon Barrier Price and Principal Barrier Price by the following fraction:

●	the numerator will be the number of shares of such Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Reference Asset that the aggregate offering price of the total number of shares of such Reference Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the Business Day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the Business Day before that ex-dividend date.

●	the denominator will be the number of shares of such Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Reference Asset offered for subscription or purchase under those transferable rights or warrants.

The Initial Price, Coupon Barrier Price and Principal Barrier Price will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable Valuation Date.

Reorganization Events

If the issuer of one of the Reference Assets undergoes a reorganization event in which property other than such Reference Asset — e.g., cash and securities of another issuer — is distributed in respect of such Reference Asset, then, for purposes of calculating the level of such Reference Asset, the Calculation Agent will determine the closing price of such Reference Asset on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of such Reference Asset.

If the Calculation Agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the Calculation Agent will, in its sole discretion, substitute another stock for that Reference Asset.

Each of the following is a reorganization event with respect to any of the Reference Assets:

●	the Reference Asset is reclassified or changed;
●	the issuer of the Reference Asset, or any surviving entity or subsequent surviving entity of the issuer of the Reference Asset (a “Successor Entity”) has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;
●	a statutory share exchange of the issuer of the Reference Asset or any Successor Entity involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
●	the issuer of the Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
●	the issuer of the Reference Asset effects a spin-off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;
●	the issuer of the Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
●	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Reference Asset.

Valuation of Distribution Property

If a reorganization event occurs with respect to one of the Reference Assets, and the Calculation Agent does not substitute another stock for such Reference Asset as described in “—Substitution” below, then the Calculation Agent will determine the applicable Closing Price on each Valuation Date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of such Reference Asset, as such Reference Asset existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The

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Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable Valuation Date.

For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the relevant Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

If a reorganization event occurs and the Calculation Agent adjusts the closing price of the affected Reference Asset on a Valuation Date to equal the value of the distribution property distributed in the event, as described above, the Calculation Agent will make further determinations for later events that affect the distribution property considered in determining the Closing Price. The Calculation Agent will do so to the same extent that it would make determinations if such Reference Asset were outstanding and were affected by the same kinds of events.

For example, if the issuer of one of the Reference Assets merges into another company and each share of such Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Valuation Date the Closing Price of a share of such Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such Closing Price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments Relating to the Reference Asset” as if the common shares were such Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of one of the Reference Assets or in respect of whatever securities whose value determines the closing price on a Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes such Reference Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant Reference Asset as described above. Consequently when we refer to such Reference Asset in this pricing supplement, we mean any distribution property that is distributed in a reorganization event in respect of such Reference Asset. Similarly, when we refer to the issuer of such Reference Asset, we mean any successor entity in a reorganization event.

Substitution

If the Calculation Agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to one of the Reference Assets upon such Reference Asset becoming subject to a reorganization event, then the Calculation Agent will, in its sole discretion, substitute another stock for such Reference Asset. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the Calculation Agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for such Reference Asset. For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The Calculation Agent will determine, in its sole discretion, the Initial Price, Coupon Barrier Price, Principal Barrier Price and/or the manner of valuation of the substitute stock. The Calculation Agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

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Other Events

The Calculation Agent is empowered to make such adjustments to the terms of the Notes for other events not described above in its sole discretion.

Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “— Unavailability of the Level of the Reference Asset on a Valuation Date,” “Anti-Dilution Adjustments Relating to the Reference Asset” or “— Market Disruption Events” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the affected Reference Asset is traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities – Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities – Events of Default” beginning on page 9 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL CONTINGENT COUPON PAYMENTS

Set forth below are three examples that illustrate how to determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on a quarterly Contingent Coupon Payment Date prior to the Maturity Date. The examples do not reflect any specific quarterly Contingent Coupon Payment Date. The following examples reflect a Contingent Coupon Rate of 10.00% per annum and assume the hypothetical Initial Prices, Coupon Barrier Prices and Closing Prices for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Day is greater than or equal to the Coupon Barrier Price and less than the Initial Price. As a result, investors receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

	Apple, Inc. (AAPL)	Cisco Systems, Inc. (CSCO)	The Walt Disney Company (DIS)
Hypothetical Initial Price	$100.00	$150.00	$200.00
Hypothetical Closing Price	$100.00	$110.00	$150.00
Hypothetical Coupon Barrier Price	$70.00	$105.00	$140.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, CSCO has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Coupon Barrier Price, but less than its hypothetical Initial Price, you would receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date and the Notes would not be automatically called. The Contingent Coupon Payment would be equal to $25.00 per security, which is the product of $1,000 × 10.00% per annum × (90/360).

Example 2. The Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Day is less than its Coupon Barrier Price. As a result, investors do not receive a Contingent Coupon Payment on the applicable quarterly Contingent Coupon Payment Date and the Notes are not automatically called:

	Apple, Inc. (AAPL)	Cisco Systems, Inc. (CSCO)	The Walt Disney Company (DIS)
Hypothetical Initial Price	$100.00	$150.00	$200.00
Hypothetical Closing Price	$50.00	$160.00	$250.00
Hypothetical Coupon Barrier Price	$70.00	$105.00	$140.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

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In this example, AAPL has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is less than its hypothetical Coupon Barrier Price, you would not receive a Contingent Coupon Payment on the applicable Contingent Coupon Payment Date. In addition, the Notes would not be automatically called, even though the hypothetical Closing Prices of the better performing Reference Assets on the relevant calculation day are greater than their hypothetical Initial Prices. As this example illustrates, whether you receive a Contingent Coupon Payment and whether the Notes are automatically called on a quarterly Contingent Coupon Payment Date will depend solely on the Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date. The performance of the better performing Reference Assets is not relevant to your return on the Notes.

Example 3. The Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its Initial Price. As a result, the Notes are automatically called on the applicable quarterly Contingent Coupon Payment Date for the principal amount plus a final Contingent Coupon Payment:

	Apple, Inc. (AAPL)	Cisco Systems, Inc. (CSCO)	The Walt Disney Company (DIS)
Hypothetical Initial Price	$100.00	$150.00	$200.00
Hypothetical Closing Price	$150.00	$175.00	$205.00
Hypothetical Coupon Barrier Price	$70.00	$105.00	$140.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the relevant Valuation Date.

In this example, DIS has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the relevant Valuation Date.

Step 2: Determine whether a Contingent Coupon Payment will be paid and whether the Notes will be automatically called on the applicable quarterly Contingent Coupon Payment Date.

Since the hypothetical Closing Price of the Lowest Performing Reference Asset on the relevant Valuation Date is greater than or equal to its hypothetical Initial Price, the Notes would be automatically called and you would receive the principal amount plus a final Contingent Coupon Payment on the applicable Contingent Coupon Payment Date, which is also referred to as the Call Payment Date. On the Call Payment Date, you would receive $1,025.00 per Note.

If the Notes are automatically called prior to maturity, you will not receive any further payments after the Call Payment Date.

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HYPOTHETICAL PAYMENT AT MATURITY

Set forth below are four examples of calculations of the redemption amount payable at maturity, assuming that the Notes have not been automatically called prior to maturity and assuming the hypothetical Initial Prices, Coupon Barrier Prices, Principal Barrier Prices and Final Prices for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its Initial Price, the redemption amount is equal to the principal amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

	Apple, Inc. (AAPL)	Cisco Systems, Inc. (CSCO)	The Walt Disney Company (DIS)
Hypothetical Initial Price	$100.00	$150.00	$200.00
Hypothetical Closing (Final) Price	$200.00	$200.00	$250.00
Hypothetical Coupon Barrier Price	$70.00	$105.00	$140.00
Hypothetical Principal Barrier Price	$60.00	$90.00	$120.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, DIS has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Principal Barrier Price, the redemption amount would equal the principal amount. Although the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is significantly greater than its hypothetical Initial Price in this scenario, the redemption amount will not exceed the principal amount. In addition to any Contingent Coupon Payments received during the term of the Notes, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $25.00 (since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Price).

Example 2. The Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Initial Price but greater than its Principal Barrier Price, the redemption amount is equal to the principal amount of your Notes at maturity and you receive a final Contingent Coupon Payment:

	Apple, Inc. (AAPL)	Cisco Systems, Inc. (CSCO)	The Walt Disney Company (DIS)
Hypothetical Initial Price	$100.00	$150.00	$200.00
Hypothetical Closing (Final) Price	$100.00	$110.00	$150.00
Hypothetical Coupon Barrier Price	$70.00	$105.00	$140.00
Hypothetical Principal Barrier Price	$60.00	$90.00	$120.00

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Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, CSCO has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Initial Price but greater than its hypothetical Principal Barrier Price, you would be repaid the principal amount of your Notes at maturity. In addition to any Contingent Coupon Payments received during the term of the securities, on the Maturity Date you would receive $1,000.00 per Note plus a final Contingent Coupon Payment of $25.00 (since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its hypothetical Coupon Barrier Price).

Example 3. The Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is greater than its Principal Barrier Price but less than its Coupon Barrier Price, the redemption amount is equal to the principal amount of your Notes at maturity and you do not receive a final Contingent Coupon Payment:

	Apple, Inc. (AAPL)	Cisco Systems, Inc. (CSCO)	The Walt Disney Company (DIS)
Hypothetical Initial Price	$100.00	$150.00	$200.00
Hypothetical Closing (Final) Price	$65.00	$160.00	$250.00
Hypothetical Coupon Barrier Price	$70.00	$105.00	$140.00
Hypothetical Principal Barrier Price	$60.00	$90.00	$120.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, AAPL has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Initial Price but greater than its hypothetical Principal Barrier Price, you would be repaid the principal amount of your Notes at maturity. In addition to any Contingent Coupon Payments received during the term of the securities, you would receive $1,000.00 per Note on the Maturity Date. However, you would not receive a final Contingent Coupon Payment on the Maturity Date because the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Coupon Barrier Price.

Example 4. The Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price, the redemption amount is less than the principal amount of your Notes at maturity and you do not receive a final Contingent Coupon Payment:

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	Apple, Inc. (AAPL)	Cisco Systems, Inc. (CSCO)	The Walt Disney Company (DIS)
Hypothetical Initial Price	$100.00	$150.00	$200.00
Hypothetical Closing (Final) Price	$50.00	$160.00	$250.00
Percentage Change	-50.00%	--	--
Hypothetical Coupon Barrier Price	$70.00	$105.00	$140.00
Hypothetical Principal Barrier Price	$60.00	$90.00	$120.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, AAPL has the lowest hypothetical Closing Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the redemption amount based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date.

Since the hypothetical Final Price of the of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Principal Barrier Price, you would lose a portion of the principal amount of your Notes and receive the redemption amount equal to $500.00 per Note, calculated as follows:

Principal Amount + (Principal Amount × Percentage Change), subject to a minimum Payment at Maturity of $10.00.

=$1,000 + ($1,000 × -50.00%)

= $1,000 + (-500)

= $500.00

On the Maturity Date you would not receive a final Contingent Coupon Payment in addition to any Contingent Coupon Payments received during the term of the Notes because the hypothetical Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its hypothetical Coupon Barrier Price.

These examples illustrate that you will not participate in any appreciation of any of the Reference Assets, but will be fully exposed to a decrease in the Lowest Performing Reference Asset if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price, even if the Final Prices of the other Reference Assets have appreciated or have not declined below their respective Principal Barrier Prices.

To the extent that the Initial Price, Coupon Barrier Price, Principal Barrier Price and Final Price of the Lowest Performing Reference Asset differ from the values assumed above, the results indicated above would be different.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes do not Guarantee any Return of Principal above $10.00 per Note; You May Suffer a Loss of a Substantial Portion of the Principal Amount of Your Notes.

The Notes do not guarantee any return of principal above the minimum of $10.00 per Note. The repayment of any additional principal on the Notes at maturity depends on the Final Price of the Reference Assets. The Bank will only repay you the full Principal Amount of your Notes if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is equal to or greater than its Principal Barrier Price. If the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price you will lose a substantial portion of your initial investment in an amount equal to the negative Percentage Change, subject to a minimum Payment at Maturity of $10.00 per Note and any return realized in the form of Contingent Coupon Payments. Accordingly, you could lose substantially all of your initial investment in the Notes if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price.

The Automatic Call Feature Limits Your Potential Return.

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Coupon Payment otherwise due on such day. In addition, if the Notes are called, which may occur as early as the first Valuation Date, the amount of interest payable on the Notes will be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to accrue and be paid interest from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes do not Provide for Fixed Payments of Interest and You May Receive No Coupon Payments on One or More Contingent Coupon Payment Dates, or even throughout the Entire Two Year Term of the Notes.

On each Contingent Coupon Payment Date you will receive a contingent coupon payment if, and only if, the Closing Price of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Contingent Coupon Payment Date, and if the Closing Price of the Lowest Performing Reference Asset is less than its Coupon Barrier Price on each Valuation Date over the term of the Notes, you will not receive any Contingent Coupon Payments over the entire two year term of the Notes.

Your Return on the Notes Will be Limited to the Contingent Coupon Payments Paid on the Notes, if any.

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon Payment and any positive return you receive on the Notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. Therefore, if the appreciation of the Reference Assets exceeds the sum of the Contingent Coupon Payments made to you, if any, the Notes will underperform an investment in securities linked to

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each of the Reference Assets providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Assets.

The Notes are Subject to the Full Risks of Each Reference Asset and will be Negatively Affected if Any Reference Asset Performs Poorly, even if the Other Reference Assets Perform Favorably.

You are subject to the full risks of each Reference Asset. If any Reference Asset performs poorly, you will be negatively affected, even if the other Reference Assets perform favorably. The Notes are not linked to a basket composed of the Reference Assets, where the better performance of some Reference Assets could offset the poor performance of others. Instead, you are subject to the full risks of whichever Reference Asset is the Lowest Performing Reference Asset on each Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Reference Asset.

Your Return on the Notes will Depend Solely on the Performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date, and You will Not Benefit in any Way from the Performance of the Better Performing Reference Assets.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on each Valuation Date. Although it is necessary for each Reference Asset to close above its respective Coupon Barrier Price on the relevant Valuation Date in order for you to receive a quarterly Contingent Coupon Payment and to close above its respective Principal Barrier Price for you to be repaid the principal amount of your Notes at maturity, you will not benefit in any way from the performance of the better performing Reference Assets. The Notes may underperform an alternative investment linked to a basket composed of the Reference Assets, since in such case the performance of the better performing Reference Assets would be blended with the performance of the Lowest Performing Reference Asset, resulting in a better return than the return of the Lowest Performing Reference Asset alone.

Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in one or more of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Payment at Maturity Is Not Linked to the Price of the Reference Assets at Any Time Other Than the Final Valuation Date.

The Payment at Maturity will be based on the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date (subject to adjustments as described herein, including those described under “Certain Terms of the Notes—Anti-Dilution Adjustments Relating to the Reference Assets”). Therefore, for example, if the Closing Price of the Lowest Performing Reference Asset declined substantially as of the Final Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of such Reference Asset prior to the Final Valuation Date. Although the actual price of the Lowest Performing Reference Asset at other times during the term of the Notes may be higher than the Final Price, your Payment at Maturity will not benefit from the closing price of such Reference Asset at any time other than the Final Valuation Date.

PRS-20

If the Price of the Reference Assets Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the price of the Reference Assets may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is not the Same as Holding the Reference Assets, and You Will Have No Ownership Rights in the Reference Assets.

Holding the Notes is not the same as holding the Reference Assets. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of any of the Reference Assets would enjoy.

In addition, the return on your Notes will not reflect the return you would realize if you actually owned the Reference Assets because the value of the Reference Assets may be calculated by reference only to the price of the respective equities, without taking into consideration the value of any dividends or other distributions paid.

Your Notes may trade or be valued quite differently from the Reference Assets. Changes in the level of the Reference Assets may not result in comparable changes in the market value of your Notes. Even if the prices of the Reference Assets increase from their Initial Prices during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent. It is also possible for the market value of the Notes prior to maturity to decrease while the prices of the Reference Assets increases.

We Have No Affiliation with the Issuers of any of the Reference Assets.

The issuer of each Reference Asset is not an affiliate of the Bank and is not involved in any of the Bank’s offerings of Notes pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the issuers of the Reference Assets, including any corporate actions of the type that would require the Calculation Agent to adjust the payment to you. The issuers of the Reference Assets have no obligation to consider your interest as an investor in the Notes in taking any corporate actions that might affect the value of the Notes. None of the money you pay for the Notes will go to the issuers of the Reference Assets.

In addition, as we are not affiliated with the issuers of the Reference Assets, we do not assume any responsibility for the adequacy of the information about the Reference Assets or their issuers contained in this pricing supplement or any of the publicly available filings of the issuer of any Reference Asset. We are not responsible for any issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. As an investor in the Notes, you should make your own investigation into the Reference Assets.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the Reference Assets.

Changes in the prices of the Reference Assets during the term of the Notes before any Valuation Date or Valuation Dates will not be reflected in the calculation of the Payment at Maturity, unless the price of the Lowest Performing Reference Asset trades or closes below its Principal Barrier Price on the Final Valuation Date (subject to adjustments as described herein, including those described under “Certain Terms of the Notes—Anti-Dilution Adjustments Relating to the Reference Assets”). The Calculation Agent will calculate this amount by comparing only the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date to the corresponding Initial Price and by comparing the trading level of the Lowest Performing Reference Asset on the Final Valuation Date to the Principal Barrier Price. No other levels of the Lowest Performing Reference Asset will be taken into account with respect to the Payment at Maturity. As a result, you may receive less than the principal amount of your Notes, even if the level of the Lowest Performing Reference Asset on the Final Valuation Date has increased at certain times during the term of the Notes before decreasing to a level below the Initial Price or Principal Barrier Price as of the Final Valuation Date.

PRS-21

We Will Not Hold the Reference Assets for Your Benefit.

The indenture and the terms governing your Notes do not contain any obligation on us or our affiliates to hedge nor any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Reference Assets that we or they may acquire. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including the Reference Assets. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets.

In the ordinary course of their business, we, JMS or our respective affiliates may have expressed views on expected movements in the Reference Assets, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Assets may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by us, JMS or our respective affiliates. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and the Reference Assets’ issuers’ SEC filings. We urge you to review financial and other information filed periodically by the Reference Assets’ issuers with the SEC.

We Cannot Assure You that the Public Information Provided on the Issuers of the Reference Assets is Accurate or Complete.

All disclosures contained in this pricing supplement regarding the issuers of the Reference Assets are derived from publicly available documents and other publicly available information. We have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Assets in connection with the offering of the Notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the issuers of the Reference Assets are accurate or complete, and are not responsible for public disclosure of information by the issuers of the Reference Assets, whether contained in filings with the SEC or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the public filings of the issuers of the Reference Assets or the value of the Reference Assets (and therefore the closing price of the Reference Assets on a Valuation Date, the Final Prices and whether there will be an automatic call), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclosure material future events concerning the issuers of the Reference Assets could affect whether there will be an automatic call, the amount you will receive at maturity (assuming no automatic call) and, therefore, the trading price of the Notes. Any prospective investor of the Notes should undertake an independent investigation of the issuers of the Reference Assets as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

The Historical Performance of the Reference Assets Should Not Be Taken as an Indication of Its Future Performance.

The prices of the Reference Assets will determine the amount to be paid on the Notes at maturity and whether the Notes will be called prior to maturity. The historical performance of the Reference Assets does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Assets will rise or fall during the term of the Notes. The prices of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

PRS-22

Certain Business and Trading Activities May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes.

We, JMS or one or more of our respective affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, JMS or one or more of our respective affiliates, may have in our or their proprietary account. We, JMS and our respective affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, JMS and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

The Calculation Agent Can Postpone the Determination of the Final Price if a Market Disruption Event Occurs.

The determination of an interim level or the Final Price may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Valuation Date with respect to one or more Reference Assets. If such a postponement occurs, then the applicable Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. In no event, however, will any Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on a Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of delayed payment.

If the determination of the Closing Price of the Reference Assets for any Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Reference Assets, that day will nevertheless be the date on which the Closing Price of the Reference Assets will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price for each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. See “Certain Terms of the Notes—Market Disruption Events.” Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment at maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Reference Assets has occurred, and make certain adjustments with respect to the Reference Assets if certain corporate events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

PRS-23

Since this determination by the Calculation Agent will affect the payment at maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

No Assurance that the Investment View Implicit in the Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the prices of the Reference Assets will rise or fall. There can be no assurance that the Final Prices will be greater than the corresponding Principal Barrier Prices. The Final Prices may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Assets. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Assets in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Assets will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Assets would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.

The Notes are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment is Subject to the Credit Risk of the Bank

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity or on a Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities – Events of Default” in the Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

PRS-24

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the prices of the Reference Assets over the full term of the Note, (ii) volatility of the prices of the Reference Assets and the market’s perception of future volatility of the prices of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, the price of the Notes may be impacted by the fact that the Notes may be automatically called prior to maturity. Additionally, the interest rates of the Notes reflect not only our credit spread generally but also the automatic call feature of the Notes and thus may not reflect the rate at which a note without an automatic call feature might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the original issue price if you sell your Notes prior to maturity.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which JMS or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by JMS as a result of dealer discounts, mark-ups or other transaction costs.

The Bank’s Estimated Value of the Notes is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JMS or any other person would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

PRS-25

Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Assets and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed on Any Securities Exchange or Any Inter-Dealer Quotation System; There May Be No Secondary Market for the Notes; Potential Illiquidity of the Secondary Market; Holding of the Notes by JMS or Its or Our Affiliates and Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, JMS or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JMS or any of its affiliates are willing to transact. If none of JMS or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and JMS or one or more of its or our affiliates may agree to purchase any unsold portion. JMS or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by JMS or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured by Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

PRS-26

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS

Included in the following pages is a brief description of each of the Reference Assets. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each of the Reference Assets. We obtained the historical closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The figures for closing prices may have been adjusted to reflect certain corporate transactions, such as stock splits.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of each of the Reference Assets should not be taken as an indication of its future performance, and no assurance can be given as to the Final Prices of the Reference Assets. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment. We make no representation as to the amount of dividends, if any, that will be paid in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Assets.

Each of the Reference Assets is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information regarding the issuer of each of the Reference Assets may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We do not make any representation that these publicly available documents are accurate or complete.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Reference Assets or other securities of the issuer of any of the Reference Assets. We have derived any and all disclosure contained in this pricing supplement regarding the issuer of each of the Reference Assets from the publicly available documents described above. In connection with the offering of the Notes, we have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuer of any of the Reference Assets. We do not make any representation that such publicly available documents are, or any other publicly available information is, accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Reference Assets have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuer of any of the Reference Assets could affect the Payment at Maturity with respect to the Notes and therefore the trading price of the Notes.

Apple Inc.

Apple Inc. (“Apple”) designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The Company sells its products through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the NASDAQ under the ticker symbol “AAPL.”

PRS-27

Historical Information

The following table sets forth the quarterly high and low closing price for Apple’s common stock, based on daily closing price. The closing price of Apple’s common stock on October 26, 2016 was $115.59. Past performance of Apple’s common stock is not indicative of the future performance of Apple’s common stock.

Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
12/31/2011	60.32	51.94	57.86
3/31/2012	88.23	58.75	85.65
6/30/2012	90.89	75.73	83.43
9/30/2012	100.30	82.13	95.30
12/31/2012	95.92	72.80	76.02
3/31/2013	78.43	60.01	63.24
6/30/2013	66.26	55.79	56.65
9/30/2013	72.53	58.46	68.11
12/31/2013	81.44	68.71	80.15
3/31/2014	79.62	71.40	76.68
6/30/2014	94.25	73.99	92.93
9/30/2014	103.30	93.09	100.75
12/31/2014	119.00	96.26	110.38
3/31/2015	133.00	105.99	124.43
6/30/2015	132.65	124.25	124.43
9/30/2015	132.07	103.12	110.30
12/31/2015	122.57	106.03	107.33
3/31/2016	109.56	93.42	108.99
6/30/2016	112.10	90.34	95.60
9/30/2016	115.57	94.99	113.05
12/31/2016(1)	118.25	112.52	115.59

(1)	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2016 includes data for the period from October 1, 2016 through October 26, 2016. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

PRS-28

The graph below illustrates the performance of Apple’s common stock from October 1, 2011 through October 26, 2016. Past performance of Apple’s common stock is not indicative of the future performance of Apple’s common stock.

Cisco Systems, Inc.

Cisco Systems, Inc. (“Cisco”) designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry and provide services associated with these products and their use. The Company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Information filed by Cisco with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225, or its CIK Code: 0000858877. Cisco’s website is http://www.cisco.com. Cisco’s common stock is listed on the NASDAQ under the ticker symbol “CSCO.”

Historical Information

The following table sets forth the quarterly high and low closing price for Cisco’s common stock, based on daily closing price. The closing price of Cisco’s common stock on October 26, 2016 was $30.55. Past performance of Cisco’s common stock is not indicative of the future performance of Cisco’s common stock.

PRS-29

Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
12/31/2011	19.12	15.19	18.08
3/31/2012	21.15	18.63	21.15
6/30/2012	21.19	15.96	17.17
9/30/2012	19.73	15.12	19.10
12/31/2012	20.38	16.82	19.65
3/31/2013	21.93	20.29	20.90
6/30/2013	24.82	20.38	24.34
9/30/2013	26.38	23.31	23.43
12/31/2013	24.00	20.24	22.43
3/31/2014	22.85	21.35	22.42
6/30/2014	25.04	22.46	24.85
9/30/2014	25.98	24.43	25.17
12/31/2014	28.46	22.82	27.82
3/31/2015	30.19	26.37	27.53
6/30/2015	29.76	27.13	27.46
9/30/2015	29.03	24.62	26.25
12/31/2015	29.36	25.73	27.16
3/31/2016	28.47	22.51	28.47
6/30/2016	29.22	26.21	28.69
9/30/2016	31.87	28.33	31.72
12/31/2016(1)	31.59	30.15	30.55

(1)	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2016 includes data for the period from October 1, 2016 through October 26, 2016. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The graph below illustrates the performance of Cisco’s common stock from October 1, 2011 through October 26, 2016. Past performance of Cisco’s common stock is not indicative of the future performance of Cisco’s common stock.

The Walt Disney Company

The Walt Disney Company (“Disney”) is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. The Company produces motion pictures, television programs, and musical recordings, as well as books and magazines. Information filed by Disney with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11605, or its CIK Code: 0001001039. Disney’s website is https://thewaltdisneycompany.com/. Disney’s common stock is listed on the New York Stock Exchange under the ticker symbol “DIS.”

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Historical Information

The following table sets forth the quarterly high and low closing price for Disney’s common stock, based on daily closing price. The closing price of Disney’s common stock on October 26, 2016 was $93.49. Past performance of Disney’s common stock is not indicative of the future performance of Disney’s common stock.

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Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
12/31/2011	37.71	29.00	37.50
3/31/2012	44.38	38.31	43.78
6/30/2012	48.50	40.99	48.50
9/30/2012	52.92	47.27	52.28
12/31/2012	52.97	47.06	49.79
3/31/2013	57.75	50.58	56.80
6/30/2013	67.67	56.69	63.15
9/30/2013	67.11	60.69	64.49
12/31/2013	76.40	63.59	76.40
3/31/2014	83.34	69.99	80.07
6/30/2014	85.74	77.01	85.74
9/30/2014	90.94	85.03	89.03
12/31/2014	95.50	81.74	94.19
3/31/2015	108.43	90.96	104.89
6/30/2015	114.99	105.43	114.14
9/30/2015	121.69	95.36	102.20
12/31/2015	120.07	102.67	105.08
3/31/2016	102.98	88.85	99.31
6/30/2016	106.60	94.38	97.82
9/30/2016	100.20	91.72	92.86
12/31/2016(1)	93.49	90.83	93.49

(1)	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2016 includes data for the period from October 1, 2016 through October 26, 2016. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The graph below illustrates the performance of Disney’s common stock from October 1, 2011 through October 26, 2016. Past performance of Disney’s common stock is not indicative of the future performance of Disney’s common stock.

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying measure or asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors – The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Additional Risk Factors – Certain Business and Trading Activities May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes” in this pricing supplement.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which JMS or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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CERTAIN BENEFIT PLAN CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (the “Code”) prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

●	PTCE 96-23, for specified transactions determined by in-house asset managers;

●	PTCE 95-60, for specified transactions involving insurance company general accounts;

●	PTCE 91-38, for specified transactions involving bank collective investment funds;

●	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

●	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

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Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

●	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

●	an administrative or statutory exemption applies to their purchase and holding of the securities and the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Certain Income Tax Consequences—United States Taxation” in the accompanying Prospectus Supplement, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This summary applies only to holders that acquire their Notes in this offering for a price equal to the original offering price, which we understand will be at par, and hold such Notes as capital assets. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. tax; and United States expatriates. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Assets (or components thereof) would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, any Contingent Coupon Payment that is paid by us (including on the Maturity Date or upon an exercised call on a Call Payment Date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

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Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Coupon Payment which is treated as ordinary income) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date. It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the Notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the Notes is determined, even though the holder will not receive any amounts from us in respect of the Notes prior to the maturity of the Notes. In such case, a U.S. holder may be treated as having a holding period in respect of the Notes that is one year or less even if the holder receives cash upon maturity of the Notes at a time that is more than one year after the beginning of its holding period.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this treatment is proper and will be respected for U.S. federal income tax purposes.

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the principal amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes are treated in part as payments of interest and in part as payments for the Put Option. Under this characterization, a percentage of each Contingent Coupon Payment would be treated as an interest payment for U.S. federal income tax purposes and a percentage of each Contingent Coupon Payment would be treated as payment for the Put Option for U.S. federal income tax purposes. The percentage treated as an interest payment for U.S. federal income tax purposes generally would equal our customary market borrowing rate for this type of instrument without taking into account the Reference Asset and associated terms, the remaining percentage of the Contingent Coupon Payment would be in consideration of the Put Option.

If you receive the cash payment of the full principal amount of your Notes upon the call or maturity, such payment is likely treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which likely results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If you receive a cash payment upon the maturity of your Notes (excluding cash received as an Contingent Coupon Payment) of less than the full principal amount of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your Notes over the amount that you received upon the maturity of the Notes (excluding cash received as an Contingent Coupon Payment) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described in the preceding paragraph is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described in the preceding paragraph is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon the sale of Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to

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the principal amount of the Notes if you are an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of the Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of Notes, you would be required to allocate your purchase price for Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your Notes, you may be subject to the market discount or amortizable bond premium rules. The rules regarding market discount and bond premium are complex and therefore you are urged to consult your tax advisors regarding these rules. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for the Notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal to the amount you paid for the Note, increased by the amount of interest you previously accrued with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

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You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Certain Income Tax Consequences—United States Taxation—Interest” and “Certain Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying Prospectus Supplement.

Foreign Account Tax Compliance Act

The following information supersedes the information set forth in the accompanying Prospectus under the heading “Certain Income Tax Consequences—United States Taxation—Recent Legislative Developments.”

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (“FATCA”) may impose a 30% withholding tax on payments of U.S. source income and on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S. source dividends or interest (as of 1 January 2019), in each case to (i) certain non-U.S. financial institutions that do not enter into and comply with an agreement to provide the IRS with information about their accountholders (as defined for purposes of FATCA), comply with certain rules or law implementing an intergovernmental agreement between the United States and the non-U.S. financial institution’s jurisdiction implementing FATCA with respect to such jurisdiction or otherwise qualify for an exemption from, or are deemed to comply with, FATCA (an institution meeting such requirements, a “Compliant FFI”) and (ii) certain other non-U.S. entities that do not provide payors information about their substantial U.S. holders or establish that they have no substantial U.S. holders.

Starting on the later of 1 January 2019 or the date of publication of final U.S. Treasury regulations defining the term “foreign passthru payments” (“Publication Date”), FATCA may also impose withholding tax on such “foreign passthru payments” relating to obligations issued (or deemed re-issued) after the Publication Date. Thus, we may in certain circumstances be required under FATCA to withhold U.S. tax at a rate of 30% on all or a portion of payments of principal and interest which are treated as “foreign passthru payments” made to (i) non-U.S. financial institutions (whether holding the Notes as a beneficial owner or intermediary) unless the payee is a Compliant FFI or (ii) any holders that do not provide information sufficient to determine whether the payee is a U.S. person (“Recalcitrant Holders”). Whether or not FATCA withholding tax could apply to “foreign passthru payments” on the Notes may depend upon an applicable intergovernmental agreement (“IGA”) relating to FATCA between the United States and the jurisdiction of an issuer.

Specifically, the United States and a number of other jurisdictions have entered into IGAs to facilitate the implementation of FATCA. Pursuant to FATCA and the “Model 1” IGA released by the United States, a foreign financial institution (“FFI”) in an IGA signatory country could be treated as a Reporting Financial Institution (“Reporting FI”) not subject to withholding under FATCA on any payments it receives. Further, an FFI in a Model 1 IGA jurisdiction would not be required to withhold under FATCA or an IGA (or any law implementing an IGA) from payments it makes unless it has agreed to do so under the U.S. “qualified intermediary,” “withholding foreign partnership,” or “withholding foreign trust” regimes. Under the Model 1 IGA, a Reporting FI would still be required to report certain information in respect of its account holders and investors to its home government or to the IRS. The United States and Canada have entered into an agreement (the “US-Canada IGA”)based largely on the Model 1 IGA.

We expect to be treated as a Reporting FI pursuant to the US-Canada IGA. However, the FATCA rules, and in particular the rules governing foreign passthru payments, have not yet been fully developed, so the future application of FATCA to the Issuer and the holders of Notes is uncertain. Holders may be required to provide certain information to the Issuer or other payors in order (i) for holders to avoid FATCA withholding from payments on the Note, (ii) for the Issuer to avoid the imposition of a FATCA withholding tax on payments to it or (iii) for the Issuer to comply with the rules under FATCA (including laws implementing an intergovernmental agreement thereunder). If a holder (including an intermediary) fails to provide the Issuer, or any other agent of the Issuer with any correct, complete and accurate information that may be required for the Issuer to comply with FATCA and/or to prevent the imposition of FATCA withholding tax, the Issuer may withhold amounts otherwise distributable to the holder.

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The Canada Revenue Agency released detailed technical guidance relating to the US-Canada IGA and the Canadian legislation implementing such IGA. Generally, under the terms of the guidance and the US-Canada IGA, the Issuer may be required to collect information from holders of Notes (other than Notes that are regularly traded on an established securities market for purposes of the IGA) regarding such holders’ status as “Specified U.S. Persons” as defined in the IGA (generally, U.S. residents and U.S. citizens) and report certain information to the Canada Revenue Agency regarding such persons’ investment in the Notes. The Canada Revenue Agency would then communicate this information to the IRS under the existing provisions of the Canada-United States Tax Convention (1980) (as amended). For this purpose, a Note is not considered to be “regularly traded” if the holder (other than certain financial institutions acting as intermediary) is registered on the books of the Issuer.

FATCA may affect payments made to custodians or intermediaries in the subsequent payment chain leading to the ultimate investor if any such custodian or intermediary generally is unable to receive payments free of FATCA withholding. It also may affect payment to any ultimate investor that is a financial institution that is not entitled to receive payments free of withholding under FATCA, or an ultimate investor that fails to provide its broker (or other custodian or intermediary from which it receives payment) with any information, forms, other documentation or consents that may be necessary for the payments to be made free of FATCA withholding.

No additional amounts will be paid in respect of any U.S. tax withheld under the FATCA rules from payments on the Notes. Potential investors should consult their tax advisers regarding the implications of the FATCA rules for their investment in Notes, including the implications resulting from the status under these rules of each financial intermediary through which they hold Notes.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying Prospectus Supplement and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

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Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act. The Minister of Finance (Canada) has released proposals to amend the Canadian Tax Act that impact the treatment of secondary market sales of “prescribed debt obligations” such as the Notes occurring after 2016 (the “Budget Proposals”). It is not clear whether the Budget Proposals could impact the Canadian tax consequences of a transfer or assignment of a Note by a Non-Resident Holder to a transferee resident in Canada for purposes of the Canadian Tax Act, and in particular, whether Canadian withholding tax could apply in respect of such a transfer or assignment, regardless of whether such Note is an “excluded obligation” as described under “Certain Income Tax Consequences – Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. Non-Resident Holders should consult with their own tax advisors in this regard.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, Janney Montgomery Scott LLC (“JMS”) will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by JMS to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. JMS intends to purchase the Notes from the Bank at a purchase price equal to the price to public less a discount of 3.25% of the Principal Amount of the Notes. The price to public for Notes purchased by certain fee-based advisory accounts may vary between 96.75% and 100.00% of the face amount of the Notes. Any sale of the Notes to a fee-based advisory account at a price to public below 100.00% of the face amount will reduce the underwriting discount specified on the cover page of this pricing supplement with respect to the Notes. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the securities dealer or dealers involved in the sale of the Notes to such advisory account but not by more than 3.25% of the face amount of the Notes. Any Notes sold by JMS to securities dealers may be sold at an agreed discount to the price to public. If all of the offered Notes are not sold at the price to public, JMS may change the offering price and the other selling terms. In addition to offers and sales at the price to public, JMS may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

While JMS may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

JMS and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. JMS and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, JMS and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. JMS and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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JMS may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify JMS against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated October 2, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed with the SEC on October 2, 2015.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated October 2, 2015, which has been filed as Exhibit 5.1 to the Bank’s Form 6-K filed on October 2, 2015.

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